Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Becton, Dickinson and Company for the Exchange Offer of $2,000,000,000 of Notes, and to the incorporation by reference therein of our report dated August 9, 2013, with respect to the consolidated financial statements and schedule of CareFusion Corporation included in the Current Report (Form 8-K) of Becton, Dickinson and Company dated December 4, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 24, 2015